BARON INVESTMENT FUNDS TRUST
                       BARON SELECT FUNDS

                         CODE OF ETHICS
                              FOR
       PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

The Board of Trustees of Baron Investment Funds Trust and Baron Select Funds and all their respective series (each a "Fund" and collectively, the "Funds"), have adopted the following Code of Ethics (the "Code") (the code applicable to the Funds principal executive and senior financial officers ("Covered Officers"). The Funds' Covered Officers include the Chief Executive Officer, the President and Chief Operating Officer, the Treasurer and Chief Financial Officer, and any person who performs similar functions, each of whom are listed on Schedule A hereto.

I.   INTRODUCTION

The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds. The purpose of the Act is to address corporate malfeasance and assure investors that the companies in which they invest are accurately disclosing financial information. Under the Act, all public companies (including the Funds) must either have a code of ethics for their Covered Officers, or disclose why they do not. The Funds have chosen to adopt this Code to encourage the Covered Officers to act in a manner consistent with the principles of ethical conduct.


II.  SEPARATE CODE

BAMCO, Inc., the Funds' investment adviser (the "Adviser") , has previously adopted a Compliance Manual (the "Compliance Manual") that sets forth certain fundamental principles and key policies and procedures that govern the conduct of all of the Adviser employees, including the Covered Officers. In addition, the Funds and the Adviser have previously adopted a code of ethics, in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"), that governs the conduct of all of the Adviser employees, including the Covered Officers. The Adviser's code of ethics under Rule 204A-1 and Rule 17j-1 and the Compliance Manual are superceded by this Code to the extent that such principles, policies and procedures conflict with the provisions of this Code.

The Adviser's code of ethics and the Compliance Manual contain separate requirements applying to the Covered Officers and others, and are not part of this Code. In addition, the 1940 Act and the Advisers Act and rules promulgated thereunder contain many specific provisions designed to protect the Funds from conflicts of interest and overreaching. Any conduct by Covered Officers required by specific 1940 Act or Advisers Act provisions or the rules thereunder is presumed to be in compliance with this Code.

III. PURPOSES OF THE CODE

The purposes of this Code are:

     1. To promote honest and ethical conduct by the Funds' Covered Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     2. To assist the Covered Officers in recognizing and avoiding conflicts of interest, including disclosing to an appropriate person any material transaction or relationship that reasonably could be expected to give rise to such conflict;

     3. To promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Funds;

     4. To promote compliance with applicable governmental laws, rules and regulations;

     5. To encourage prompt internal reporting to an appropriate person of suspected material violations of this Code, including violations of securities laws or other laws, rules, and regulations applicable to the Funds; and

     6.   To establish accountability for adherence to this Code.


IV.  QUESTIONS ABOUT THIS CODE

The Chief Legal Officer of the Adviser shall oversee the implementation and administration of this Code. Any questions about this Code should be directed to the Chief Legal Officer.


V.   CONDUCT GUIDELINES

The Funds have adopted the following guidelines under which the Funds' Covered Officers must perform their official duties and conduct the business affairs of the Funds.

     1.   ETHICAL AND HONEST CONDUCT IS AN OVERARCHING PRINCIPLE OF THIS CODE.
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     The Funds'  Covered  Officers must act with honesty and integrity and avoid violations  of this Code,  including  the  avoidance  of actual or apparent
     conflicts  of  interest  with  the  Funds  in  personal  and   professional
     relationships. The personal interests of Covered Officers should not be placed improperly before the interests of the Funds. The Covered Officers should not use their personal influence or personal relationships to influence investment decisions or financial reporting by a Fund, whereby the Covered Officers would benefit personally (directly or indirectly) to the detriment of a Fund.

     2.   COVERED OFFICERS MUST DISCLOSE MATERIAL TRANSACTIONS OR RELATIONSHIPS.
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     The Funds'  Covered  Officers  must disclose to the Chief Legal Officer any actual or apparent conflicts of interest the Covered Officers may have with the Funds that reasonably could be expected to give rise to any violation of this Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the Covered Officers may be a party. If a Covered Officer is unsure whether a particular transaction gives rise to a conflict of interest, or whether a particular transaction or relationship is material, he or she should bring the matter to the attention of the Chief Legal Officer.

     3.   DISCLOSURE REQUIREMENTS APPLICABLE TO THE FUNDS.
          -----------------------------------------------

     Each Covered Officer is required to be familiar with the disclosure requirements applicable to the Funds and must not knowingly misrepresent or fail to disclose, or cause others to misrepresent or fail to disclose, material facts about the Funds to others, including but not limited to officers and counsel of the Adviser, its affiliates, and the Funds and their service providers, independent trustees, independent auditors and governmental regulators. The Funds' Covered Officers must seek to provide information that is accurate, complete, objective, relevant, timely and understandable. The Funds' Covered Officers must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Funds periodic reports.

     4.   MAINTAIN CONFIDENTIALITY OF INFORMATION.
          ---------------------------------------

     Each Covered Officer must act with integrity and must respect and protect the information acquired during the course of his or her duties except when authorized by a Fund to disclose it, or where disclosure is mandated by law, regulation or rule. Each Covered Officer must maintain the confidentiality of material non-public information where required by law or the Adviser policies. The Covered Officers may not disclose or use material non-public information pertaining to a Fund for personal advantage.

     5.   COMPLIANCE WITH LAWS.
          --------------------

     The Funds' Covered Officers must comply with the federal securities laws and other laws and rules applicable to the Funds, such as the Internal Revenue Code.

     6.   STANDARD OF CARE.
          ----------------

     The Funds' Covered Officers must at all times act in good faith and with due care, competence, and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. The Funds' Covered Officers must conduct the affairs of the Fund in a responsible manner, consistent with this Code.

     7.   STANDARDS FOR RECORDKEEPING.
          ---------------------------

     The Funds' Covered Officers must at all times endeavor to ensure that the Funds financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.


VI.  AFFIRMATION OF THE CODE

Upon adoption of the Code, each Covered Officer is required: (i) upon receipt of the Code, to sign and submit to the Chief Legal Officer an acknowledgment stating that he or she has received, read and understands the Code; (ii) annually thereafter to submit a statement to the Chief Legal Officer confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code; (iii) to not retaliate against any employee subordinate to the Covered Officer for reports of potential violations that are made in good faith; and (iv) to notify the Chief Legal Officer of the Adviser, as appropriate, if the Covered Officer observes any irregularities or violations of this Code.

VII. AMENDMENTS AND WAIVERS

Except with respect to Schedule A hereto, which may be updated at any time, this Code may be amended only by the Board of Trustees of the Funds at a meeting of the Board of Trustees duly called for that purpose.

Any Covered Officer may request a waiver of a provision of this Code by submitting his/her request in writing to the Chief Legal Officer for appropriate review. The Chief Legal Officer, in consultation with the Trustees who are not Interested persons of the Fund, as defined in the 1940 Act, will decide whether to grant a waiver. All waivers of the Code must be disclosed as required by the SEC rules.

                                   SCHEDULE A

                                COVERED OFFICERS

NAME                     TITLE
----                     -----

Ronald Baron             Chief Executive Officer
Linda S. Martinson       President and Chief Operating Officer
Peggy Wong               Treasurer and Chief Financial Officer
Patrick M. Patalino      Chief Legal Officer